EXHIBIT 21

SUBSIDIARIES OF JANEL CORPORATION

Name	State of Incorporation
Janel Group, Inc.	New York
Indco, Inc.	Tennessee
Aves Labs Inc.	Oregon
Antibodies Inc.	California
PhosphoSolutions, LLC	Nevada
Atlantic Customs Brokerage, Inc.	Connecticut